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                                                                    Exhibit 99.1






Media Contact:             Kevin Foley
                           212-578-4132
                           kfoley@metlife.com

Investor Contact:          Kevin Helmintoller
                           212-578-5140
                           helmintoller@metlife.com

                  METLIFE ANNOUNCES THIRD QUARTER 2001 RESULTS

NEW YORK, November 6, 2001 - MetLife, Inc. (NYSE: MET) today reported after-tax operating earnings of $227 million for the three months ended September 30, 2001, a 41% decrease from $384 million for the same period in 2000. Diluted operating earnings per share for the third quarter of 2001 were $0.30, compared with $0.49 for the same period last year.

Excluding after-tax insurance losses of $208 million associated with the September 11 tragedies, the company reported adjusted after-tax operating earnings of $435 million or $0.57 per share for the third quarter of 2001, an increase of 16% over the same period last year.

After-tax operating earnings for the first nine months of 2001 were $1.03 billion, a 9% decline from $1.14 billion in the prior year period. Diluted operating earnings per share for the first nine months of 2001 were $1.33, compared with $1.45, on a pro-forma basis, for the same period last year. Excluding the aforementioned after-tax insurance losses associated with the September 11 tragedies, the company reported adjusted operating earnings of $1.24 billion or $1.60 per share for the first nine months of 2001, an increase of 10% over the same period last year.

"I am proud of MetLife's performance this quarter," said Robert H. Benmosche, chairman and chief executive officer. "We have met our obligations to our customers during an extraordinary period in an exemplary fashion. In the face of a highly uncertain and turbulent market environment, we have continued to stay focused on reducing expenses, streamlining our organization and growing our businesses, while delivering strong financial results."

Benmosche added, "While market conditions have improved marginally in the fourth quarter, the economic situation continues to be less than ideal. However, due to strength in our respective markets and the diversity of our business, we currently believe we will be able to produce between $0.58 and $0.60 in operating earnings per share in the fourth quarter, exclusive of the previously announced charges of $356 million after-tax."

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Net income for the third quarter of 2001 was $162 million or $0.21 per share on a diluted basis. These amounts include the aforementioned after-tax insurance losses from the September 11 tragedies and net investment losses of $65 million, net of income taxes. For the third quarter 2000, the company reported net income of $241 million or $0.31 per share on a diluted basis, which included net investment losses of $143 million, net of income taxes.

Net income for the first nine months of 2001 was $769 million or $0.99 per share on a diluted basis. These amounts include the aforementioned after-tax insurance losses from the September 11 tragedies and net investment losses of $261 million, net of income taxes. Net income for the first nine months of 2000 was $362 million or $0.46 per share on a pro-forma diluted basis. These amounts include a one-time payout to transferred Canadian policyholders of $327 million associated with MetLife's demutualization, net investment losses of $247 million, demutualization expenses of $170 million and surplus taxes of $31 million, all of which are net of income taxes.

THIRD QUARTER SEGMENT RESULTS

Individual Business
Individual Business after-tax operating earnings for the third quarter of 2001 decreased 15% to $164 million, compared with $194 million for the same period last year. Excluding $15 million of after-tax insurance losses related to the September 11 tragedies, adjusted after-tax operating earnings for the third quarter were $179 million, down 8% from the year-ago period. The decrease includes a $15 million after-tax reduction in investment income due to the reallocation of capital following the Closed Block reinsurance transaction that occurred in October 2000 and became effective on January 1, 2001. Excluding the effects of the September 11 insurance losses and the capital reallocation, adjusted after-tax operating earnings were flat at $194 million.

Total premiums and deposits increased 3% to $3.39 billion from $3.28 billion for the year-ago quarter. Total first year life insurance premiums and deposits rose 11% to $189 million from $170 million in the third quarter of 2000. Excluding single premium corporate owned life insurance (COLI) sales, which can vary significantly from period to period, first year life insurance premiums and deposits increased 9% in the third quarter of 2001 to $185 million.

First year premiums and deposits for variable and universal life insurance products increased 14% to $145 million from $127 million during the same period in 2000. Excluding the aforementioned COLI business, first year premiums and deposits for variable and universal life insurance products increased by 11% in the third quarter of 2001 to $141 million.

Annuity deposits for the third quarter were $1.39 billion, up 7% from the prior year period, bolstered by Individual Business' new distribution channel, MetLife Investors Group, which grew annuity deposits by 23%. Mutual fund sales were $647 million, down 35% from the third quarter 2000. The decrease was partially due to customer concerns about equity market conditions. Third quarter 2000 results also included agent sales of proprietary mutual funds offered through Nvest, L.P. and Nvest Companies, L.P. MetLife sold these companies on October 30, 2000.

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Institutional Business
Institutional Business after-tax operating earnings were $27 million in the third quarter of 2001. Excluding $182 million of after-tax insurance losses associated with the September 11 tragedies, adjusted after-tax operating earnings for the third quarter were $209 million, an increase of 31% over $159 million reported for the prior year period. During the third quarter of 2001, Institutional Business experienced strong revenue growth and lower operating expenses.

The group life business reported after-tax operating losses of $16 million. Excluding $99 million in after-tax group life insurance losses associated with the September 11 tragedies, adjusted after-tax operating earnings were $83 million, an increase of 32% over $63 million reported for the prior year period. The increase was due to higher investment margins combined with lower operating expenses. Retirement and savings after-tax operating earnings increased 50% to $87 million from $58 million for the prior year period. Retirement and savings benefited from additional capital that was reallocated from Individual Business as a result of the aforementioned Closed Block reinsurance transaction, as well as increased investment margins and a reduction in expenses. Non-medical health and other reported operating losses of $44 million, compared with after-tax operating earnings of $38 million for the third quarter of 2000. Excluding $83 million in after-tax insurance losses from the September 11 tragedies, non-medical health and other reported adjusted after-tax operating earnings of $39 million for the third quarter of 2001, relatively flat, compared with the prior year period. Higher claims activity in the company's group disability business offset earnings growth in the company's dental, long term care and small business operations.

Total premiums, fees and other revenues increased 11% to $2.19 billion from $1.97 billion in the third quarter of 2000. Third quarter 2001 results reflect growth in group life and non-medical health, offset by lower premiums, fees and other revenues from the retirement and savings business. Group life premiums, fees and other revenues increased 14% over the year-ago period to $1.26 billion. Retirement and savings premiums, fees and other revenues were down 7% to $228 million from the prior year period. Premiums, fees and other revenues for non-medical health and other increased 14% over the prior year period to $705 million.

Auto & Home
MetLife Auto & Home reported after-tax operating earnings of $22 million for the third quarter of 2001, compared with $10 million for the same period in 2000. Excluding $4 million in after-tax insurance losses related to the September 11 tragedies, MetLife Auto & Home reported adjusted after-tax operating earnings of $26 million. Growth in this segment resulted from continuing rate increases on its automobile and homeowners product lines, as well as a reduction in weather-related losses versus the prior year period.

International
In the third quarter of 2001, after-tax operating earnings from International operations were $11 million, up from $5 million in the year-ago period. Growth in mature country operations was partially offset by losses in start-up operations. The current period also includes increased earnings resulting from deployed tax strategies in the company's mature country operations.

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Reinsurance
After-tax operating earnings from this business segment remained flat at $16 million for the quarter, compared with the same quarter last year. Excluding $7 million in after-tax reinsurance losses related to the September 11 tragedies, the reinsurance segment reported adjusted after-tax operating earnings of $23 million. The increase between periods resulted from growth in adjusted after-tax operating earnings at Reinsurance Group of America, Inc. (NYSE: RGA), as well as improvements in MetLife's smaller reinsurance operation - Exeter Reinsurance Company.

Asset Management
After-tax operating earnings for the asset management segment were $2 million for the third quarter of 2001, down from $9 million in the year-ago period. The year-ago period included results from Nvest, L.P. and Nvest Companies, L.P., which were sold by MetLife on October 30, 2000, and Conning Corporation, which was sold by MetLife on July 2, 2001. Lower equity market performance also contributed to the decrease.

Corporate, Other and Eliminations
This segment reported an after-tax operating loss of $15 million in the third quarter of 2001 versus an after-tax operating loss of $9 million during the same period in 2000. A decline in investment income versus the prior year period led to the reduction in this segment.

CORPORATE EVENTS

Share Repurchase
For the quarter ended September 30, 2001, the company repurchased approximately 18 million shares of its common stock at an aggregate cost of $506 million through the MetLife Policyholder Trust, the company's open market stock repurchase program and a privately negotiated transaction. In that privately negotiated transaction, MetLife purchased 10 million shares of its common stock as part of the sale of 25 million shares by Santusa Holding, S.L., an affiliate of Banco Santander Central Hispano, S.A. From April 2000 to September 30, 2001, the company has bought back approximately 61 million shares of its common stock at an aggregate cost of $1.63 billion. As of September 30, 2001, MetLife has authorization to repurchase up to approximately $581 million of common stock under its existing stock repurchase program.

Earnings Conference Call
MetLife will hold a conference call later this morning from 11:00 a.m. to 12:00 p.m. (EST) to discuss the third quarter results. A live Webcast of the call will be available over the Internet at www.metlife.com (click on the "Investor Relations for MetLife, Inc." tab). Those who want to listen to the call should go to the Web site at least 15 minutes early to register, and download and install any necessary audio software.

The conference call will be available for replay via telephone and Internet beginning at 2:30 p.m. (EST) today until Tuesday, November 13, 2001, at 11:59 p.m. (EST). To listen to a replay of the conference call over the telephone, dial 1-800-475-6701 (domestic callers) or 1-320-365-3844 (international callers). The access code for the replay is 604277. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

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MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and group customers. The MetLife companies serve approximately nine million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 13 countries.

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This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the company's operations and financial results and the business and the products of the company, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.

Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) unanticipated changes in industry trends; (iv) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (v) deterioration in the experience of the "closed block" established in connection with the reorganization of Metropolitan Life Insurance Company; (vi) catastrophe losses; (vii) adverse litigation or arbitration results; (viii) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company's products or services; (ix) downgrades in the company's affiliates' claims paying ability or financial strength ratings; (x) discrepancies between actual claims experience and assumptions used in setting prices for the company's products and establishing the liabilities for the company's obligations for future policy benefits and claims; and (xi) other risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, including its S-1 and S-3 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For a copy of the company's Quarterly Financial Supplement, please visit its Web site (www.metlife.com).